Exhibit 99.1

Foresight Energy LP Announces Appointment of a New Board Member and of a New Officer

ST. LOUIS, Missouri—(BUSINESS WIRE)—June 11, 2015—Foresight Energy LP (NYSE: FELP), a Delaware limited partnership, is pleased to announce the appointment of Bennett K. Hatfield as a new independent member of the Board of Directors of its general partner and as a member of the Board’s Audit Committee.

Mr. Hatfield has over 30 years of leadership experience in the coal industry most recently serving as the Chief Executive Officer of Patriot Coal.  Prior to this, Mr. Hatfield held executive management positions with International Coal Group, Inc., Arch Coal, Inc. and Massey Energy Company.

“We are pleased to have Ben join our Board of Directors,” said Chris Cline, Foresight’s founder and Chairman of the Board. “Ben is one of the most experienced leaders in the entire industry and brings a lifetime of relevant knowledge and hard won experience to our organization.  I look forward to working with him in the years to come.”

Mr. Hatfield previously served as a board member of the National Mining Association and as a board member of the West Virginia Coal Association. Mr. Hatfield is a Licensed Professional Engineer with a Bachelor of Science degree in Mining and Mineral Engineering from Virginia Polytechnic Institute and State University.

Foresight also announces the appointment of James T. Murphy as its Chief Accounting Officer.  Mr. Murphy has served as Controller of Foresight Energy since 2011 and as Vice President & Controller since December 2014.  Mr. Murphy is a certified public accountant and holds a Bachelor of Science in Business Administration from the University of Missouri – St. Louis.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com